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SALTON, INC. REPORTS SECOND QUARTER FISCAL 2002 RESULTS

LAKE FOREST, Ill.--(BUSINESS WIRE)--Feb. 5, 2002--Salton, Inc. (NYSE: SFP - news), today reported its fiscal 2002 second quarter results for the period ended December 29, 2001.

For the quarter, net sales increased 21.5% to $318.5 million compared to $262.2 million in the same period last year. Operating income was $45.5 million compared to $52.7 million in the year-ago quarter. Net income for the quarter was $21.2 million, or $1.42 per diluted share, compared to $26.6 million, or $1.60 per diluted share in the prior year's period. Year-over-year results reflect an aggressive marketing campaign in a promotional retail environment and the impact of certain bankruptcies in the quarter. The weighted average common and common equivalent shares outstanding for the quarter were 14,910,745 compared to 16,656,653 in last year's comparable quarter.

Leonard Dreimann, Chief Executive Officer of Salton, stated, "We are pleased to have posted a great second quarter and half, considering the overall economic weakness and a volatile retail environment. During the quarter, we successfully responded to a shift in our product mix as consumers continued to purchase lower price-point items in lieu of higher price-point merchandise. Our broad selection of merchandise enabled Salton to withstand changing economic conditions, assist retailers in their promotional efforts, and leverage our long-standing history as an industry leader. We also adjusted our marketing and promotional efforts to fully maximize results."

"The integration of Salton Europe is progressing accordingly. Our launch of George Foreman(TM) product into the European market was very successful. Beginning in the spring, we plan to introduce an increasing number of innovative products throughout Europe that have been well received in the U.S. Importantly, we are beginning to diversify our business channels and improve our gross margins through the expansion of Salton Europe brands."

For the six months ended December 29, 2001, net sales increased 10.1% to $516.8 million, compared to $469.4 million in the same period last year. Operating income was $68.8 million compared with $96.4 million in the year-ago period. Net income for the six months was $28.6 million, or $1.91 per diluted share, compared with $48.1 million, or $2.95 per diluted share in the prior year's period. Year-over-year results reflect the aforementioned factors affecting the second quarter. The weighted average common and common equivalent shares outstanding for the year-to-date period were 14,985,409 compared to 16,289,880 in last year's comparable six-month period.

"We enter the new calendar year with increased optimism. Our focus and proven strategy remain unchanged, which has enabled our company to consistently grow and prosper despite difficult operating environments," commented Mr. Dreimann. "This strategy centers on our well-known and diversified


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portfolio of product offerings, a forward-looking acquisition strategy that has proven effective with all acquisitions the Company has participated in, and a superior marketing program that has leveraged our brand names across multiple distribution channels. Our business focus, coupled with recent strong interest at the 2002 International Housewares Show, will provide Salton with the strengthened foundation to capitalize on developments within the industry and become a truly global player."

Mr. Dreimann concluded, "While we remain optimistic about the coming year and long-term prospects for our company, we reserve some caution in the near term as the economy slowly begins to recover. As a result of current economic conditions and the uncertainty of the retail markets, we anticipate revenue for the second half of our fiscal year to be between $350 million to $375 million. We anticipate EPS for the second half to range between $0.40 per diluted share to $0.70 per diluted share. Similar to the first half of this fiscal year, we intend to be aggressive and promotional, from a marketing standpoint, during the second half. Additionally, as part of our business strategy we will continue to monitor the competitive landscape for the possible acquisition of assets, intellectual property and companies, such as our successful acquisition of Pifco Holdings PLC, to add to our impressive portfolio of product offerings."

Conference Call

A conference call discussing second quarter results will be held today, February 5, 2002, at 10:00 A.M. EST. Investors can access the conference call via a live webcast on the Company's website at www.saltoninc.com. A replay of the call will be maintained on the www.saltoninc.com website.

About Salton, Inc.

Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Westclox(R), Big Ben(R), Spartus(R), Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Salton(R), and Pifco(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.


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                                  SALTON, INC.
                            STATEMENTS OF OPERATIONS
                                    Unaudited
                    (Dollars in Thousands, Except Share Data)

                                   Quarter Ended            Year to Date
                             ------------------------  -------------------------
                               12/29/01     12/30/00     12/29/01     12/30/00
                               --------     --------     --------     --------

Net sales                    $   318,489  $   262,197  $   516,839  $   469,443
Cost of goods sold               186,279      149,896      303,426      267,884
Distribution expenses             18,428       14,449       31,776       24,438
Gross profit                     113,782       97,852      181,637      177,121
Selling, general and
 administrative expenses          68,320       45,136      112,880       80,719
Operating income                  45,462       52,716       68,757       96,402
Interest expense                  11,835       10,189       23,438       19,472
Income before income
 taxes                            33,627       42,527       45,319       76,930
Income taxes                      12,441       15,948       16,768       28,850
Net income                   $    21,186  $    26,579  $    28,551  $    48,080

Weighted average common
 shares outstanding           10,983,074   12,116,774   11,021,401   11,856,249

Weighted average
 common and common
  equivalent shares
   outstanding                14,910,745   16,656,653   14,985,409   16,289,880

Net income per common
 share: Basic                $      1.93  $      2.19  $      2.59  $      4.06
Net income per common
 share: Diluted              $      1.42  $      1.60  $      1.91  $      2.95


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                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                             (Dollars in Thousands)



                                                 Dec 29         June 30
 ASSETS                                           2001            2001
--------                                       --------------------------

 Current Assets:

   Cash                                        $   43,995      $   30,097
   Accounts receivable, net of
    allowances                                    252,250         185,881
   Inventories                                    239,673         192,502
   Prepaid expenses and other
    current assets                                  9,924          10,100
   Prepaid income taxes                                 -          14,907
   Deferred income taxes                            4,649           4,419
    Total current assets                          550,491         437,906
 Net Property, Plant and Equipment                 50,913          47,724
 Patents and Trademarks, net of
  accum amort                                     133,771         132,128
 Cash in escrow for Pifco loan notes               17,733          17,748
 Other Intangibles, net and Other
  Non-current Assets                              106,517          87,378

 TOTAL ASSETS                                  $  859,425      $  722,884

 LIABILITIES AND STOCKHOLDERS' EQUITY
 Current Liabilities:

   Revolving line of credit and
    other current debt                         $  156,659      $   41,530
   Accounts payable                                41,692          33,450
   Accrued expenses                                49,185          32,908
   Income taxes payable                             2,749               -
   Foreman guarantee                                1,696          19,370
     Total current liabilities                    251,981         127,258

 Non-current deferred tax liability                 2,298           2,293
 Senior subordinated notes due 2005               125,000         125,000
 Senior subordinated notes due 2008               153,171         148,325
 Loan notes to Pifco shareholders                  11,903          11,271
 Other notes payable                               72,791          97,240
     Total liabilities                            617,144         511,387

 Stockholders' Equity:
     Total stockholders' equity                   242,281         211,497

 TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                       $  859,425      $  722,884


--------------------

Contact:
     Salton, Inc.
     William B. Rue, 847/803-4600
           or
     Morgen-Walke Associates
     Investor Relations:
     Suzanne Rosenberg/Martha Rodriguez
     Press: Laura Novak/Stephanie Sampiere
     212/850-5600